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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS



Contact:

Lasse Glassen
Financial Relations Board for Aehr Test Systems
Investor/Analyst Contact
(213) 486-6546


        AEHR TEST SYSTEMS RECEIVES NASDAQ NOTIFICATION RELATED TO
                          MINIMUM BID PRICE RULE

Fremont, CA (September 18, 2009) - Aehr Test Systems (Nasdaq: AEHR), a technology leader in the semiconductor test and burn-in equipment industry, today announced that on September 15, 2009 the Company received a letter from the Nasdaq Stock Market ("Nasdaq") notifying the Company that it no longer complies with Rule 5450 (a)(1) (the "Minimum Bid Price Rule"), as the bid price of the Company's shares closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter. In accordance with Rule 5810 (c)(3)(A) (the "Grace Period Rule"), the Company will be provided 180 calendar days, or until March 15, 2010, to regain compliance with the Minimum Bid Price Rule. The deficiency letter has no effect on the listing of the Company's common stock at this time and its shares will continue to trade on the Nasdaq Global Market under the symbol "AEHR".

If at any time before March 15, 2010, the bid price of the Company's stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule and the matter will be closed. In the event the Company does not regain compliance with the Minimum Bid Price Rule prior to the expiration of the grace period, it will receive written notification
that its common stock is subject to delisting.   Alternatively, the Company
may be eligible for an additional grace period if it meets the initial listing standards, with the exception of the Minimum Bid Price Rule, for the Nasdaq Capital Market. To avail itself of this alternative, the Company will need to submit an application to transfer its common stock to the Nasdaq Capital Market.

The Company plans to exercise diligent efforts to maintain the listing of its common stock on the Nasdaq Global Market, or alternatively, to transfer its common stock to the Nasdaq Capital Market, but there is no assurance that it will be successful in doing so.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAMs, flash, and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTSTM, FOXTM, MTX and MAX systems



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Aehr Test Systems Receives Nasdaq Notification Related to Minimum Bid Price
Rule
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and the DiePak(R) carrier.  The ABTS is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, world economic conditions, the timing of the recovery of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.





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